UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2010

Black Hawk Exploration, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51988	27-0670160
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1174 Manito Drive NW, PO Box 363 Fox Island, WA		98333
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(253) 973-7135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2010 the Company entered into an agreement by and between  BLACK HAWK EXPLORATION a Nevada Corporation (herein “BHWX”), and TIGER OIL & GAS, LLC, a Kansas limited liability company (herein “Tiger LLC”).  In the agreement BHWX purchased oil and gas leases within Cowley County (the “Prospect Area”), Kansas geographic area and we agreed to participate in the development and exploration of oil and gas leases located on the Prospect Area.

BHWX purchased the  oil and gas leases covering approximately 2,553 gross acres of land in Cowley County, Kansas, and, the three companies agreed to jointly acquire, own, sell, explore, develop, and operate oil and gas leases within the Prospect Area.  BHWX owns 100% of the leases within the Prospect Area and has an undivided eighty-one and one-half percent (81.5%) working interest in and to the oil and gas leases in the Prospect Area. Any other oil and gas leases acquired by Tiger LLC within the Prospect Area in excess of 2,073 net mineral acres shall be sold to TGRO and our Company (“the Purchasers”) not to exceed $73.81 per acre acquisition cost.

Tiger LLC shall be the Operator of the oil and gas leases within the Prospect Area pursuant to an AAPL Form 610-1989 Model Form Operating Agreement (the “JOA”) which shall be executed by the BHWX Tiger LLC and TGRO.  BHWX paid TGRO a $40,000 commission for negotiating acquisition costs associated with the above referenced lease in Cowley County, Kansas. The lease acquisition includes 100% interest free and clear in one shut-in oil/gas well, the #1 Baker, located on the Keith Baker lease. TGRO can earn an 80% net revenue in 10 wells drilled in the oil and gas leases referenced above, after a new exploratory drill program, designated New Well #2, investment of $400,000 by TGRO. By investing $400,000 in any drill program in the Prospect Area, TGRO will earn a 40% working interest in the # 1 Baker well. BHWX has the option to invest in each additional new well drilled by TGRO, the cost associated with this is based on an authority for expenditure (AFE) estimated at $400,000 per new well. BHWX can take up to a additional 30% working interest in each well drilled by TGRO in the above referenced leases, BHWX total investment not to exceed $120,000 per well. If BHWX elects to drill a new well within the above referenced acreage TGRO has the option to take a 50% working interest by depositing $120,000 with BHWX 10 days prior to drilling and an additional $60,000, 10 days prior to completion of the well. TGRO has an option to participate and earn a 40% net revenue interest on any well BHWX reworks on the Prospect Area by depositing $50,000 per well prior to drilling and an additional sum equal to 50% of  the total costs, 5 days prior to estimated completion or abandonment of the well. Any funds not expensed will be returned to TGRO with-in 10 days of final statement.

BHWX has agreed to bear and pay for 100% of the approved costs and expenses incurred by Tiger LLC in connection with the re-work of #1 Baker and test and equip, if needed, a Salt Water Distribution Well (SWDW) located within the Prospect Area. As referenced above TGRO will be responsible for paying 100% of the  well #2 drilling and completion if successful, if not successful TGRO will be responsible to pay for plugging of the proposed well.  The purchasers will have the option to participate in additional acreage positions located in Cowley County by paying their proportionate share of all new acquisition costs, which is to be conducted on leases within Cowley County. All other costs incurred in connection with the exploration, development and operation of the oil and gas leases within the Prospect Area shall be borne and paid in accordance with the JOA and the respective interests of the parties in the leases.

BHWX will have an undivided eighty-one and one-half percent (81.5%) working interest in and to the oil and gas leases described in the Assignment of Oil and Gas Leases attached hereto as Exhibit “B.”  Upon the execution, acknowledgement, and delivery of Exhibit “B” hereto, BHWX shall pay 100% sum equal to $73.81 per net leased mineral acre delivered to BHWX in said assignment.  For any other oil and gas leases acquired by BHWX within the Prospect Area, up to a total of 2,073 net mineral acres, BHWX agrees to pay of $73.81 per net mineral acre and, in exchange for such payment, Tiger agrees to execute, acknowledge and deliver to Purchasers an assignment of such leases in the form of the assignment attached hereto as Exhibit “B.”  Any other oil and gas leases acquired by Tiger within the Prospect Area in excess of 2,073 net mineral acres shall be sold to Purchasers not to exceed $73.81 per acre acquisition cost.

Item 9.01 Financial Statements and Exhibits.

Exhibits

No.	Exhibits

3	Purchase and Development Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HAWK EXPLORATION, INC.

Dated: November 18, 2010	By:	/s/ Kevin Murphy
Kevin Murphy, President and
Chief Executive Officer

EXHIBIT INDEX

No.	Exhibits

3	Purchase and Development Agreement